EXHIBIT 99.1


                                                     Harmony Holdings, Inc.
                                                     Exchange Act
                                                     File # 0-19577



            iNTELEFILM CORPORATION PROPOSES EXCHANGE TENDER OFFER TO
                    ACQUIRE REMAINING HARMONY HOLDINGS SHARES


         MINNEAPOLIS, MARCH 23, 2000-- iNTELEFILM(SM) Corporation (Nasdaq National Market: FILM) announced today that it proposes to commence an exchange tender offer to the shareholders of Harmony Holdings, Inc. to acquire all of the outstanding shares of Harmony. iNTELEFILM, which owns approximately 55% of Harmony's outstanding common stock, intends to make an offer to Harmony's stockholders to acquire all shares of Harmony not currently owned by it, in exchange for shares of iNTELEFILM common stock.
         iNTELEFILM proposes to offer one share of its common stock for every
13.75 shares of Harmony common stock. Further information about the exchange tender offer will be set forth in iNTELEFILM's registration statement and other offering materials to be filed with the Securities and Exchange Commission at a later date.
         Christopher T. Dahl, Chairman and Chief Executive Officer of iNTELEFILM, stated, "Bringing Harmony fully into the iNTELEFILM family will further increase operating efficiencies, avoid duplications of SEC expenses and take advantage of synergies among various production companies. We believe our proposed plan will enhance shareholder value for both iNTELEFILM and Harmony."
         This press release does not constitute an offer to sell or a solicitation of an offer to exchange the securities of iNTELEFILM for the securities of Harmony. Any such offer or solicitation will be made only by iNTELEFILM's prospectus and other exchange offer materials, which will be mailed to Harmony's shareholders at a later date. Harmony's shareholders are urged to read these documents when they become available, because they will contain important information about the offer. The documents will also be available at no charge from the SEC's web site, www.sec.gov, and from iNTELEFILM at 5501 Excelsior Boulevard; Minneapolis, MN 55416.

ABOUT iNTELEFILM
         iNTELEFILM Corporation, based in Minneapolis, is a leading source of services for the television commercial production industry, offering extensive production capability and the exclusive services of

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established industry talent. iNTELEFILM intends to seek additional acquisitions to further broaden its offering of services with the objective of enhancing overall profit margins and leveraging its pool of talent and technical expertise to capitalize on the convergence of short-form video content and technologies of broadband Internet delivery systems. Individual companies managed under the iNTELEFILM umbrella include Chelsea Pictures, New York, Los Angeles and Sydney, Australia; Curious Pictures, New York and San Francisco; The End, Los Angeles, New York, and London, and Populuxe Pictures, New York. iNTELEFILM trades on the Nasdaq National Market under the symbol "FILM." Additional information on the company can be found in the company's filings with the Securities and Exchange Commission and on the company's Web site at http://www.intelefilm.com.


Forward looking statements

Certain statements made in this press release of a non-historical nature constitute "forward looking statements" within the meaning of the Private Securities Litigation Reform Act of 1985. Such forward- looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated. Such factors include, but are not limited to, the risk that the proposed exchange tender offer for Harmony is not commenced or completed, and the other risks and uncertainties described in the Company's Form 10-KSB Report for year ended December 31, 1998, as filed with the Securities and Exchange Commission.

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